SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between James C. Fontana (“Employee”) and Alion Science and Technology Corporation (“Alion” or the “Company”) as of the date on which Employee executes this Agreement (the “Execution Date”) and shall become effective as of the date on which the revocation period set out in Paragraph 4(c)(ii) expires (“Effective Date”).

In consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

1. SEPARATION OF EMPLOYEE

(a) Unless terminated earlier in accordance with this Agreement, the parties agree that Employee’s last day of employment with Alion will be February 1, 2010 (“Separation Date”). The time between the Execution Date and the Separation Date is referred to herein as the “Retention Period.”

(b) Except as otherwise provided in this Agreement, effective as of the Separation Date, Employee shall not be eligible for further pay or benefits, including without limitation any benefits under any severance pay plan applicable to him as an employee of Alion.

(c) During the Retention Period, Employee (i) shall devote his full business time to the Company; (ii) shall perform his regular duties, or such other duties as may be assigned to him from time to time to the best of his ability and with the utmost good faith; and (iii) shall take all reasonable steps to provide for a successful transition of his duties. During the Retention Period, Employee’s duties may be changed, decreased or eliminated at the discretion of the Company and upon written notification to Employee, provided that the Company fulfills its obligation to pay Employee his salary during the Retention Period. Specifically, during the Retention Period, Employee shall not have the authority to bind the Company and shall participate in Board proceedings only at the direction of the CEO.

(d) During the Retention Period, should Employee resign voluntarily prior to the Separation Date, this Agreement shall remain in full force and effect except that (i) the resignation date shall be substituted for the “Separation Date” stated above for all subsequent purposes and (ii) Employee shall forfeit the 2009 Bonus (as defined below) or, if already paid, the Company shall be entitled to recoup the 2009 Bonus of $90,000.00 previously paid to Employee by reducing any amounts remaining due him by $90,000.000. During the Retention Period, the Employee remains subject to termination for Cause, as defined in his Employment Agreement dated June 28, 2007, as amended on February 18, 2008 (the “Employment Agreement”). If Employee is terminated for Cause during the Retention Period, this Agreement shall become null and void, any payments already made pursuant to this Agreement shall be returned, and the rights of the parties shall thereafter be governed by the Employment Agreement or other any other applicable agreements as they existed immediately prior to the Execution Date of this Agreement.

(e) By signing this Agreement, Employee expressly resigns, as of the Execution Date, from his position as the Secretary of the Board and from any other offices, directorships, or other positions held by him with the Company or any related entities, except that Employee is not resigning from his position as General Counsel, which shall be terminated pursuant to this Agreement.

2. PAYMENTS BY ALION

(a) Pursuant to Alion’s standard separation policies, Employee will be paid all salary earned through and including the Separation Date and any accrued but unused Paid Time Off (“PTO”) as of the Separation Date. Such payments shall be made in accordance with Alion’s regular payroll schedule. In addition, Employee shall be paid amounts currently held on his behalf in the Alion Non-Qualified Deferred Compensation Plan in accordance with the terms of such plan.

(b) Provided that Employee (i) signs and returns this Agreement and does not revoke the ADEA waiver as set out in Paragraph 4(c)(ii) as set out below (or, if so revoked, the Company elects not to void the Agreement) and (ii) signs and returns the Waiver and General Release attached hereto as Exhibit A no earlier than the Separation Date and no later than the 22nd day following the Separation Date and does not revoke the ADEA waiver as set out therein (or, if so revoked, the Company elects not to void the Agreement) then, subject to the following paragraph and Paragraph 2(g) below, Alion shall make the following payments to Employee (with subsections (i), (ii), and (iii) below referred to as “Severance Payments” and (iv) below referred to as the “LTIP Awards”):

(i)	The amount of $280,000.00 representing one (1) year of Employee’s Base Salary in effect as of the Separation Date;

(ii)	The amount of $90,000.00 representing the amount equal to his last paid annual bonus (the “Last Paid Bonus”);

(iii)	The amount of $90,000.00 representing an annual bonus for 2009 (the “2009 Bonus”); and

(iv)	The amount of $226,416.00 representing the value of the Long Term Incentive Program (the “LTIP Awards”) pursuant to the LTIP Award Agreements dated December 17, 2008 (the “LTIP Award Agreements”).

(c) The Severance Payments and LTIP Awards shall be made to Employee as follows:

(i)	$90,000.00 representing the 2009 Bonus, less applicable withholdings, to be paid on the later of: (x) the day following the expiration of the Revocation Period set out in Paragraph 4(c)(ii) below or (y) the date on which payments of 2009 annual bonuses are made to other executives of the Company;

(ii)	$200,000.00, less applicable withholdings, to be paid on the later of (x) May 1, 2010 and (y) the date three (3) months after the Separation Date (such payment date, the “First Installment Date”);

(iii)	$200,000.00, less applicable withholdings, to be paid on the later of (x) August 1, 2010 and (y) the date six (6) months after the Separation Date (such payment date, the “Second Installment Date”); and

(iv)	$196,416.00, less applicable withholdings, to be paid on the later of (x) February 1, 2011 and (y) the date one (1) year after the Separation Date (such payment date, the “Third Installment Date”).

Notwithstanding the foregoing, the Company’s obligation to pay the Severance Payments and LTIP Awards, including any outstanding Installments, shall cease immediately and such payments will be forfeited if Employee violates any material obligation owed to Alion under this Agreement, the Employment Agreement or the Intellectual Property Agreement (collectively the “Employee Agreements”). Further, the parties agree that, should the Compensation Committee reasonably determine that the making of a payment required under this Agreement on the date specified in the Agreement would jeopardize the ability of the Company to continue as a going concern, the payment will be delayed (without imputation of earnings, interest, or other gains or losses) until the first date of the next quarter in which making such a payment would not jeopardize the Company’s status as a going concern. In addition, the LTIP Awards remain subject to Section 4.7 of the Company’s Long Term Incentive Plan.

(d) Except as provided in this Agreement or as otherwise required under the terms of an applicable employee benefit plan, no further payments shall be made to Employee.

(e) The Company shall withhold such tax, payroll and other amounts from payments under this Agreement as Employee authorizes or the Company reasonably believes to be required by law. Employee shall be solely responsible for payment of his own taxes, including any taxes arising under Internal Revenue Code Section 409A. The Company has not provided and will not provide tax advice to Employee.

3. EMPLOYMENT BENEFITS

(a) Employee agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term Disability Plans, or any other benefit plans made available to him as an Alion employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, will terminate on the Separation Date, except as otherwise provided in this Agreement.

(b) Employee’s participation in the Alion medical, dental, vision and other insurance plans shall cease as of the Separation Date unless, to the extent that Employee is eligible, he timely elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries. Notification of Employees rights under COBRA will be provided to Employee under separate cover.

(c) Provided that Employee (i) signs and returns this Agreement and does not revoke the ADEA waiver as set out in Paragraph 4(c)(ii) as set out below (or, if so revoked, the Company elects not to void the Agreement) and (ii) signs and returns the Waiver and General Release attached hereto as Exhibit A no earlier than the Separation Date and no later than the 22nd day following the Separation Date and does not revoke the ADEA waiver as set out therein (or, if so revoked, the Company elects not to void the Agreement), then the Company shall pay on Employee’s behalf, or reimburse Employee for, the amount of the applicable COBRA premium that exceeds the amount of premium payable by Employee for the same level of coverage immediately prior to the Separation Date. Any such COBRA premium payment by the Company that constitutes taxable income to Employee shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall cease at the earlier of (i) the end of the first month in which Employee is no longer eligible for COBRA for any reason (other than death or eligibility for Medicare, provided that COBRA coverage continues for any qualified beneficiary), or (ii) Eighteen (18) months after the Separation Date. Employee shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer. Notwithstanding the foregoing, the Company’s obligation to make such COBRA payments or reimbursements, to the extent not already paid, shall cease immediately and such payments will be forfeited if Employee violates any material obligation owed to Alion under this Agreement, the Employment Agreement, the Intellectual Property Agreement, or like agreements entered into between Employee and the Company.

(d) On or before close of business on the Separation Date, Employee shall return all Company property, including but not limited to his Company automobile, along with all accessories purchased or reimbursed by the Company, to the Company’s Director of Human Resources, provided that Employee may retain his mobile telephone and related accessories thereto previously purchased for such telephone.

(e) Except as otherwise provided in this Agreement, Employee waives any right of participation in, or additional benefits under, the employee benefit, fringe benefit and compensation plans of Alion with respect to any period after the Separation Date. The parties acknowledge and agree that Employee shall retain whatever rights and benefits to which he will be entitled as a former employee pursuant to the Company’s Employee Ownership, Savings and Investment Plan.

4. GENERAL RELEASE AND FORFEITURE BY EMPLOYEE

(a) Employee hereby releases and forever discharges Alion, its subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following:

(i)	Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Employee’s employment by Alion, or the terms and conditions of employment, benefits or compensation, or termination of his employment, which Employee has or ever had against Releasees; and

(ii)	Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for violation of public policy or constructive discharge), any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 or any other whistleblower claim, all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, as related to Employee’s employment by Alion, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment; and

(iii)	Without limitation, any and all claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the federal Age Discrimination in Employment Act), religion, disability, national origin or any other classification protected under applicable law; and

(iv)	Without limitation, any and all claims known or unknown based upon, arising out of or in any way relating to the phantom stock grant agreements by and between Employee and Company (collectively the “Phantom Stock Agreements”).

(b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law. Employee hereby acknowledges and agrees that by signing this Agreement, he is signing this General Release.

(c) Employee acknowledges and agrees as follows:

(i)	Employee has not filed or pursued any claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to Execution Date as a result of Employee’s employment or termination of employment, and Employee shall not seek reinstatement or future employment with, or damages of any nature, severance pay, attorneys’ fees, or costs from any Releasee;

(ii)	Employee has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Employee executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act (“ADEA”), a federal statute that prohibits employers from discriminating against employees age 40 and over on the basis of age (the “Revocation Period”). In order to exercise his right to revoke the waiver of his ADEA claims in accordance with 29 U.S.C. § 626, Employee must provide written notice to Alion, c/o Kathy Madaleno, Director of Human Resources, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, no later than 5:00 p.m. on the seventh calendar day following his execution of the Agreement. If Employee elects to exercise this revocation right, the Agreement shall be voidable in its entirety at the discretion of the Company and, if it so chooses to void the Agreement, the Company shall then be relieved of any and all obligations to make any payments required under this Agreement. If Employee does not revoke the waiver of claims under the ADEA, or if the Company chooses not to void the Agreement after receipt of a timely revocation of the ADEA waiver, he understands and agrees that it will become fully enforceable immediately after the expiration of such revocation period;

(iii)	Employee has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so;

(iv)	Employee has received full and adequate consideration for this General Release; and

(v)	Employee fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Employee and is not part of a group exit incentive or other group employment termination program.

(d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and the Employee’s right to file a charge with an administrative agency or participate in any agency investigation where that agency expressly prohibits such a waiver. However, Employee is waiving his right to recover any money or to reinstatement with any Releasee in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

(e) This General Release becoming and remaining effective shall be a condition precedent to Employee obtaining any payments or benefits under this Agreement.

5. NONDISCLOSURE OF INFORMATION; RETURN OF PROPERTY

(a) Employee shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding Alion which is (i) not available to the general public, and/or (ii) not generally known outside the Company, and (iii) is considered proprietary to or a trade secret of the Company, to which he has or will have had access at any time during the course of his employment by the Company, including, without limitation, any information relating to: the Company’s business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures.

(b) Employee agrees to return to Alion, on or before the Separation Date, (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) that are the property of Alion or were created using Alion resources or during any hours worked for Alion including, without limitation, any data referred to in the immediately preceding Paragraph; and (ii) all other Alion property including, without limitation, all computer equipment, personal digital assistances or similar devices, fax machines and other equipment (except as otherwise agreed, but including electronic information and/or software on Alion-provided computer equipment to be retained by Employee) and associated passwords, property passes, keys, credit cards, business cards and identification badges.

6. NO DETRIMENTAL COMMUNICATIONS

Employee agrees that he will not make, disclose or cause to be disclosed any negative, adverse, false or derogatory comments or statements about Releasees with regard to any product or service provided by Releasees, about Releasees’ prospects for the future, or about Releasees in general. Alion agrees that no authorized officer of Alion will disclose or cause to be disclosed outside of Releasees any negative, adverse, false or derogatory comments or statements about Employee. The parties agree that this provision will not be construed so as to bar any person from providing full and truthful testimony in response to a summons, court or administrative order or subpoena, or as otherwise provided by law, nor shall it prohibit the Company from discussing matters regarding Employee with the Company’s outside legal and accounting representatives, or with the Company’s Board of Directors. For the limited purposes of this Paragraph only, the term “Releasees” shall mean only the directors, chief executive officer and executive and senior vice presidents of Alion. This provision shall in no way be construed to limit or impair Employee’s ability to perform the duties of his position as an Employee and counsel of the Company in good faith and consistent with his ethical duties as an attorney.

7. FUTURE ASSISTANCE

Alion may seek the assistance and cooperation of Employee in connection with any audit, investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to his position as an employee of Alion, and in any such instance, Employee shall provide such assistance, cooperation or testimony, and Alion shall pay Employee’s reasonable costs and expenses in connection therewith.

8. ADDITIONAL OBLIGATIONS OF EMPLOYEE

Employee acknowledges and agrees that, in addition to the foregoing obligations, he remains bound by the obligations contained in Article 4 of the Employment Agreement entered into on June 27, 2007, as amended by the First Amended to the Employment Agreement, entered into on February 18, 2008, as well as the obligations contained in the Intellectual Property Agreement he entered into at the outset of his employment with the Company. The obligations contained in this Agreement shall be construed as consistent with and supplemental to, rather than superseding, these prior obligations, which continue in full force and effect.

9. GOVERNING LAW; SEVERABILITY

This Agreement is entered into and shall be construed under the laws of the Commonwealth of Virginia. In the event any provision of this Agreement is determined to any extent to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the illegal or unenforceable provision shall be severed from this Agreement. In the event of such severance, the remainder of this Agreement shall not be affected thereby, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, that the parties expressly acknowledge and agree that the full waiver and release of all claims by Employee is essential to effectuate the parties’ intent in entering into this Agreement and that, in the event the general release of claims set forth in Paragraph 4 is severed, the parties’ remaining obligations under this Agreement shall be deemed waived (other than obligations arising under Paragraphs 5), and any consideration or value delivered by one party to the other under this Agreement shall constitute a binding obligation by the recipient to the other.

10. WAIVERS

The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.

11. AMENDMENTS

This Agreement may be modified or amended, in whole or in part, only by the mutual agreement of the parties in writing.

12. NO OTHER INDUCEMENTS/ ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, are merged into this Agreement, except where such other agreements are referenced herein, in which case all post-employment continuing obligations of Employee in such agreements shall continue in accordance with their terms and shall be construed to be consistent with this Agreement. Neither of the parties has made any settlement, representation or warranty in connection herewith (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

13. PERSONS BOUND BY AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Employee and Releasees and their respective successors.

14. ASSIGNMENT OF INTERESTS

Employee warrants that he has not assigned, transferred or purported to assign or transfer any claim against Releasees.

15. DISPUTE RESOLUTION

Any disputes under this Agreement shall be governed by the dispute resolution provision contained in paragraph 6(c) of the Employment Agreement which is incorporated herein by reference. Further, in the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees). Nothing in this Paragraph is intended to, or shall, place any limitation or condition precedent on Employee’s ability to challenge this Agreement.

16. NO ADMISSION AS EVIDENCE

This Agreement is nonprecedential and may not be raised as evidence by any person in connection with any subsequent litigation, except as necessary to enforce this Agreement. Further, this Agreement shall never at any time for any purpose be considered as an admission of liability or wrongdoing by the Company or Employee.

17. CONFIDENTIALITY

Employee agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions, and not to disclose to any person or entity the existence, terms or conditions of this Agreement, except to his attorney, financial advisors and members of his immediate family, provided they agree to keep confidential such existence, terms and conditions. In the event that Employee believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify Alion’s Law Department of the basis for that belief before actually divulging the information. Employee hereby confirms that, as of the date of his signing of this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as otherwise provided in this Agreement. Alion also agrees to keep confidential the existence of this Agreement and not to disclose its terms and conditions outside of Releasees, its attorneys and consultants, unless Alion is otherwise required to disclose such terms and conditions by operation of law or request by a governmental agency, or as required by any federal or state securities laws or regulations.

IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above.

EMPLOYEE:

By:	/s/ James C. Fontana	12/8/09

	James C. Fontana	Date
ALION SCIENCE AND TECHNOLOGY CORPORATION:
By:	/s/ Bahman Atefi	12/8/09

	Bahman Atefi	Date

WAIVER AND GENERAL RELEASE

Employee hereby executes this Waiver and General Release as of the date specified below, which shall be no earlier than the Separation Date and no later than the 22nd day after the Separation Date:

In consideration for the Severance Payments and other benefits set forth in the Separation Agreement and General Release between Employee and Alion, Employee hereby releases and forever discharges Alion, its subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following:

(i) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Employee’s employment by Alion, or the terms and conditions of employment, benefits or compensation, or termination of his employment, which Employee has or ever had against Releasees; and

(ii) Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for violation of public policy or constructive discharge), any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 or any other whistleblower claim, all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, as related to Employee’s employment by Alion, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment; and

(iii) Without limitation, any and all claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the federal Age Discrimination in Employment Act), religion, disability, national origin or any other classification protected under applicable law; and

(iv) Without limitation, any and all claims known or unknown based upon, arising out of or in any way relating to the phantom stock grant agreements by and between Employee and Company (collectively the “Phantom Stock Agreements”).

(b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law. Employee hereby acknowledges and agrees that by signing this Agreement, he is signing this General Release.

(c) Employee acknowledges and agrees as follows:

(i) Employee has not filed or pursued any claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to Execution Date as a result of Employee’s employment or termination of employment, and Employee shall not seek reinstatement or future employment with, or damages of any nature, severance pay, attorneys’ fees, or costs from any Releasee;

(ii) Employee has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Employee executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act (“ADEA”), a federal statute that prohibits employers from discriminating against employees age 40 and over on the basis of age. In order to exercise his right to revoke the waiver of his ADEA claims in accordance with 29 U.S.C. § 626, Employee must provide written notice to Alion, c/o Kathy Madaleno, Director of Human Resources, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, no later than 5:00 p.m. on the seventh calendar day following his execution of the Agreement. If Employee elects to exercise this revocation right, the Agreement shall be voidable in its entirety at the discretion of the Company and, if it so chooses to void the Agreement, the Company shall then be relieved of any and all obligations to may any payments required under this Agreement. If Employee does not revoke the waiver of claims under the ADEA, or if the Company chooses not to void the Agreement after receipt of a timely revocation of the ADEA waiver, he understands and agrees that it will become fully enforceable immediately after the expiration of such revocation period;

(iii) Employee has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so;

(iv) Employee has received full and adequate consideration for this General Release; and

(v) Employee fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Employee and is not part of a group exit incentive or other group employment termination program.

(d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and the Employee’s right to file a charge with an administrative agency or participate in any agency investigation where that agency expressly prohibits such a waiver. However, Employee is waiving his right to recover any money or to reinstatement with any Releasee in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

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